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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(B) OR (G) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                             The Enstar Group, Inc.
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             (Exact Name of Registrant as Specified in Its Charter)


                Georgia                                   63-0590560
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(State of Incorporation or Organization)       (IRS Employer Identification No.)

    172 Commerce Street - 3rd Floor
          Montgomery, Alabama                                36104
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(Address of Principal Executive Offices)                   (Zip Code)

     If this form relates to the              If this form relates to the
     registration of a class of debt          registration of a class of debt
     securities and is effective upon         securities and is to become
     filing pursuant to General               effective simultaneously with the
     Instruction A(c)(1) please check         registration statement under the
     the following box.  [ ]                  Securities Act of 1933 pursuant to
                                              General Instruction A(c)(2) please
                                              check the following box.   [ ]

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to              Name of Each Exchange on Which
   be so Registered                 Each Class is to be Registered
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None                                Not applicable


Securities to be registered pursuant to Section 12(g) of the Act:

                   Share Purchase Rights
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                      (Title of Class)
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Item     1. Description of Registrant's Securities to be Registered.

         The information required by Item 1 is set forth under the caption "Description of New Common Stock - Share Purchase Rights Plan" on pages 24 and 25 of the Information Statement included in the Registrant's Amendment No. 2 to Form 10 filed by the Registrant on March 27, 1997, which description is incorporated herein by this reference and qualified in its entirety by reference to the Rights Agreement between the Registrant and American Stock Transfer & Trust Company, as Rights Agent, dated as of January 20, 1997, the text of which is atttached as an Exhibit hereto.



Item     2. Exhibits.

         1. Rights Agreement between the Registrant and American Stock Transfer & Trust Company, as Rights Agent, dated as of January 20, 1997, which includes as Exhibit A thereto the Form of Right Certificate (incorporated by reference to Exhibit 4.1 to the Registrant's Amendment No. 2 to Form 10, filed on
                  March 27, 1997). Pursuant to the Rights Agreement, the Right Certificates will not be mailed until the earlier of (i) the tenth day after a public announcement that a person or group has acquired beneficial ownership of 15% of more of the outstanding Common Stock or such earlier date as a majority of the Board of Directors shall become aware of the existence of such person or group and (ii) the tenth day after a person commences, or announces an intention to commence, a tender or exchange offer the consummation of which would result in a person beneficially owning 15% or more of the outstanding Common Stock.

         2. Amendment No. 2 to Form 10, filed by the Registrant on March 27, 1997 (incorporated by reference).




                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                        THE ENSTAR GROUP, INC.


                                        By: /s/ Cheryl D. Davis
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                                            Cheryl D. Davis
                                            Chief Financial Officer,
                                            Vice President of Corporate Taxes,
                                            Secretary




Dated: May 15, 1997